Exhibit 10.1

MASTER PARTICIPATION AGREEMENT

MASTER PARTICIPATION AGREEMENT dated as of May 4, 2007 among NEWSTAR ARCTURUS CLO I LTD. (the “Seller”). CITIGROUP FINANCIAL PRODUCTS INC. (the “Participant”) and NEWSTAR ASSET MANAGEMENT LLC, as collateral manager (the “Collateral Manager”).

RECITALS

WHEREAS, the Seller, itself or acting through the Collateral Manager, may from time to time propose to sell to the Participant, and the Participant may from time to time propose to purchase from the Seller, an undivided interest (a “Participation”) in (i) certain loan obligations and participations therein owned by the Seller (whether outstanding as of the Effective Date or thereafter) (together, “Obligations”) and (ii) all rights and obligations of the Seller with respect to the Obligations, as may be agreed upon in one or more confirmations of sale in the form of Annex I attached hereto (each, a “Confirmation”), to the extent and on the terms and conditions set forth below and in such Confirmations; and

WHEREAS, the Seller intends to pledge the Obligations to a trustee (the “Trustee”) under an indenture to be dated as of the Closing Date between the Seller and the Trustee, as security for certain securities to be issued by the Seller (the “CLO Securities”);

NOW THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows

Section 1. Definitions.

1.1 As used herein:

“Additional Advances” has the meaning specified in Section 2.5.

“Administration Fees” has the meaning specified in Section 2.6.

“Asset Acquisition Agreement” means the Asset Acquisition Agreement, dated as of the date hereof, by and among the Seller, the Collateral Manager, NewStar Financial, Inc. and the Participant, as amended from time to time.

“CLO Securities” has the meaning specified in the recitals.

“Closing Date” means the date on which the Seller first issues the CLO Securities.

“Collateral” has the meaning specified in Section 7.1.

“Collateral Manager” has the meaning specified in the preamble.

“Confirmation” has the meaning specified in the recitals.

“Credit Agreement” with respect to each Participation means the agreement specified as the Credit Agreement in the applicable Confirmation.

“Delivery” means delivery of property in accordance with the following steps (terms used in the following provisions that are not otherwise defined are used as defined in Article 8 and Article 9 of the UCC):

(a) in the case of cash or money, by causing such cash or money to be deposited in a Deposit Account in the name of the Participant and the Custodian to continuously credit such cash or money to such Deposit Account;

(b) in the case of instruments, by causing Participant to acquire possession of such instruments;

(c) in the case of accounts or general intangibles for money due or to become due (“Accounts Receivable”), to the extent such measure is effective to perfect a security interest in such Accounts Receivable under the UCC as in effect at the time of Delivery, by filing or causing the filing of financing statements on form UCC-1 with respect to such Accounts Receivable (or any category of description including accounts and general intangibles) with the Recorder of Deeds of the District of Columbia; and

(d) in the case of any general intangible not covered above, to the extent such measure is effective to perfect a security interest in such general intangibles under the UCC as in effect at the time of Delivery, by filing or causing the filing of financing statements on form UCC-1 with respect to such general intangibles (or any category of description including general intangibles) with the Recorder of Deeds of the District of Columbia.

“Effective Date” means the date of this Agreement.

“Event of Default” means the occurrence of any of the following: (a) failure by the Seller to make, when due, any payment or transfer to the Participant under this Agreement or the Asset Acquisition Agreement required to be made by it if such failure is not remedied on or before the third Business Day after notice of such failure is given to the Seller; (b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding up, reorganization or other relief in respect of the Seller or the debts of or a substantial part of the assets of the Seller under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Seller or for a substantial part of the assets of the Seller, and, in any such case, such proceeding or petition shall continue undismissed for 60 days; or an order or decree approving or ordering any of the foregoing shall be entered; or the Seller or its assets shall become subject to any event that, under the applicable laws of the Cayman Islands, has an analogous effect to any of the foregoing; (c) the Seller shall (i) voluntarily commence any proceeding, pass any resolution or file any petition seeking liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (b) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Seller or for a substantial part of the Seller’s assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing (or the Seller shall cause or become subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an effect analogous to any of the events specified in clauses (i) through (v)); (d) failure by the Seller or the Collateral Manager to comply with or perform any other material agreement or obligation to be complied with or performed by the Seller or the Collateral Manager in accordance with this Agreement or the Asset Acquisition Agreement if such failure is not remedied on or before the 30th day after written notice of such failure is given to the Seller and the Collateral Manager by the Participant; or (e) a representation made or repeated or deemed to have been made or repeated by the Seller or the Collateral Manager in this Agreement or the Asset Acquisition Agreement proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated.

“Obligations” has the meaning specified in the recitals.

“Participant” has the meaning specified in the preamble.

“Participated Interest” has the meaning specified in Section 2.9.

“Participation” has the meaning specified in the recitals.

“Purchase Price” means, with respect to each Obligation, the purchase price specified in the applicable Confirmation.

“Repurchase Price” has the meaning specified in Section 3.6.

“Secured Obligations” has the meaning specified in Section 7.1.

“Securities Act” has the meaning specified in Section 2.11.

“Seller” bas the meaning specified in the preamble

“Seller Cash Account” means the Issuer Cash Account as defined in the Asset Acquisition Agreement.

“Settlement Date” with respect to each Participation means the date specified as the Settlement Date in the applicable Confirmation.

“Trade Date” with respect to each Confirmation, the date specified as the Trade Date in the applicable Confirmation.

“Trustee” has the meaning specified in the recitals.

“UCC” means the Uniform Commercial Code in effect in the State of New York, as amended from time to time.

“Withholding Form” has the meaning specified in Section 2.10.

1.2 All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Asset Acquisition Agreement.

Section 2. Participations.

2.1 From time to time, the Seller and the Participant may execute and deliver a Confirmation relating to a proposed Participation. Each Confirmation shall become effective as of the Trade Date specified therein when executed by both the Seller and the Participant and shall constitute a final and binding agreement between the Seller and the Participant in accordance with the terms of such Confirmation and this Agreement, which shall be deemed to be incorporated therein by reference. With respect to each Participation, this Agreement and the applicable Confirmation shall together constitute a single integrated agreement between the Seller and the Participant. If any conflict shall exist between the terms of the applicable Confirmation and this Agreement, the terms of the applicable Confirmation shall control. For the avoidance of doubt, neither such party is obligated to enter into any sale or purchase of a Participation, and the decision whether or not to enter into any such transaction shall be made by either party on a case-by-case basis in its sole and absolute discretion; provided that the Participant agrees to purchase a Participation in each of the Obligations the acquisition of which it has consented to under Section 2(b) of the Asset Acquisition Agreement.

2.2 On the terms and subject to the conditions set forth herein and with respect to each Participation in the applicable Confirmation, as of the applicable Settlement Date and subject to completion of settlement, the Seller hereby sells to the Participant, and the Participant hereby purchases, a Participation in each of the Obligations specified in such Confirmation.

2.3 The Seller shall cause the Custodian on its behalf to maintain records of all payments received from the Participant and all payments made by the Seller to the Participant hereunder and under the applicable Confirmations with respect to all Participations. The Seller or the Collateral Manager on its behalf will furnish or cause to be furnished an accounting to the Participant as promptly as practicable following the Participant’s reasonable request therefor.

2.4 In consideration for each Participation, provided the conditions for purchase of the related Obligation under the Asset Acquisition Agreement are satisfied, the Participant will pay prior to 3:00 p.m. (New York City time) on the applicable Settlement Date to the Seller at such account as the Seller shall direct in writing from time to time, by wire transfer of immediately available funds in an amount equal to the Purchase Price for the relevant Obligation as specified in the Funding Notice.

2.5 Effective as of the Settlement Date relating to each Participation, (i) the Participant shall be responsible for satisfaction of payment of all of the Seller’s financial obligations under or in connection with each related Obligation and shall be notified of the same in writing by the Seller or the Collateral Manager (all such payments made by the Participant (excluding Administration Fees), in the aggregate, the “Additional Advances”) and (ii) the Seller shall remit (or, as applicable, cause the Custodian to remit from the Seller Cash Account) to the Participant, as set forth below, (x) all Interest Proceeds (except for Interest Proceeds that were included in the Repurchase Price for such Obligation and which were remitted pursuant to Section 3.6) and any gains from amortization or sale or otherwise, and (y) all payments of principal and principal proceeds of sales or otherwise (other than gains, but including in respect of securities or other property received in connection with an Obligation), in each case of clauses (x) and (y), received by or for the account of the Seller under or in respect of the related Obligation (including, without limitation, from the proceeds of any collateral for such Obligation) for distribution pursuant to the Asset Acquisition Agreement. The Participant shall pay in accordance with the terms of the related Obligation after receipt of notice (as described above) to the Seller at such account as the Seller shall direct in writing from time to time, or as otherwise directed by the Seller in writing, by wire transfer of immediately available funds an amount equal to the Additional Advances. Payment of any amounts set forth in clause (ii)(y) shall be due to the Participant by close of business in New York City on the Business Day following receipt by the Seller of any such amount. Payments of any amounts set forth in clause (ii)(x) shall be retained in the Seller Cash Account and disbursed to the Participant, or as otherwise directed by the Participant, on the related Termination Date in accordance with the terms of this Agreement and the Asset Acquisition Agreement.

2.6 The Participant shall pay to or on behalf of the Seller certain third party administrative fees associated with administering the Seller’s obligations with respect to the Obligations and Participations, and the corresponding obligations under this Agreement, including, without limitation, any fees payable to any broker, and any dealer mark-ups or markdowns, incurred in connection with the purchase or sale of Obligations, any settlement costs, agent bank fees and any other reasonable or customary expenses that are approved in writing by the Participant incurred in connection with the purchase, sale or administration of Obligations (such fees, in the aggregate, the “Administration Fees”). The Administration Fees shall be payable by wire transfer of immediately available funds in accordance with the terms of the related Obligation following the receipt by the Participant of the invoice received by the Seller or the Collateral Manager on its behalf from such third party (unless the Administration Fees are included in the Purchase Price for the relevant Obligation, in which case they are payable as part of the Purchase Price).

2.7 If the Seller should for any reason make any payment on a Participation to the Participant in anticipation of the receipt of funds from an Obligor and such funds are not received by the Seller from such Obligor on the date payment is due, then the Participant shall, on demand of the Seller, forthwith return to the Seller any such amounts transferred to the Participant by the Seller in respect of such Participation. If the Seller is required at any time to return to an Obligor or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by such Obligor to the Seller under a Credit Agreement or related agreement, then the Participant shall, on demand of the Seller, forthwith return to the Seller any such payments transferred to the Participant by the Seller in respect of the applicable Participation, but without interest on such payments (unless the Seller is required to pay interest on such amounts to the person recovering such payments, in which case interest shall be paid at the same rate and on the same basis as the Seller is required to pay). The Seller and the Participant agree that each shall be bound by and entitled to the benefits of the provisions in each Credit Agreement and related agreements relating to rights of set-off and counterclaim with respect to each Participation.

2.8 Each party represents to the other on the Effective Date and on the Settlement Date for each Participation that: (i) it is duly organized or incorporated, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation; (ii) it has full power, authority and legal right to execute and deliver this Agreement and the applicable Confirmation and to perform its obligations hereunder and under the applicable Confirmation; (iii) the making and performance by it of this Agreement and the applicable Confirmation have been duly authorized by all necessary action and will not violate any provisions of applicable law or regulation, any provision of its charter or by-laws (or comparable constituent documents) or any order of any court or regulatory body and will not result in the breach of, or constitute a default or require any consent under, any agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected, the effect of which breach or default would reasonably be expected to have a material adverse effect upon the consummation of the transactions contemplated hereby, or upon its business, operations or financial condition; (iv) all authorizations, consents, approvals and licenses of, and filings and registrations with, any governmental authority required under applicable law or regulations for it to make and perform this Agreement and the applicable Confirmation have been obtained and are in full force and effect; and (v) each of this Agreement and the applicable Confirmation constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.9 The Seller represents and warrants to the Participant on the Settlement Date for each Participation that (i) the Seller is the sole legal and beneficial owner of the interest in the Obligation represented by such Participation (“Participated Interest”), and that, other than as provided herein or in the Asset Acquisition Agreement, the Seller has not created any liens or encumbrances on such Participated Interest and, to the best of the Seller’s knowledge, that other than as provided herein, such Participated Interest is free and clear of any liens or encumbrances, (ii) as of the date specified as the Trade Date in the applicable Confirmation, the Seller has not received any written notification and does not have actual knowledge that an Event of Default hereunder or an event of default (as such term is defined in the applicable Credit Agreement) or event which, with the passing of time or notice or both, would constitute an Event of Default or such an event of default has occurred and is continuing and (iii) the Participation may be issued under this Agreement in compliance with the terms of the Obligation. The Collateral Manager represents and warrants to the Participant on the Settlement Date for each Participation that (i) to the best of its knowledge the Seller is the sole legal and beneficial owner of the Participated Interest, and that other than as provided herein, such Participated Interest is free and clear of any liens or encumbrances, and (ii) as of the date specified as the Trade Date in the applicable Confirmation, the Collateral Manager has not received any written notification and does not have actual knowledge that an Event of Default hereunder or an event of default (as such term is defined in the applicable Credit Agreement) or event which, with the passing of time or notice or both, would constitute an Event of Default or such an event of default has occurred and is continuing.

2.10 The Seller further represents and warrants to the Participant that (i) it is a sophisticated seller with respect to each Participation and the Participant has not given any investment, legal or other advice or rendered any opinion as to whether the purchase of any

Obligations or the sale of any Participation is prudent, and the Seller is not relying on any representation or warranty by the Participant except as expressly set forth in this Agreement; and (ii) it has completed and delivered to such parties as are necessary, such certificates, statements, United States Internal Revenue Service Forms or forms of other taxing authorities (each of the foregoing, a “Withholding Form”), as are required of it by the Credit Agreements, the taxing authorities of the United States or the Cayman Islands, or other jurisdictions, if applicable, to establish that no distribution under any Credit Agreement shall be subject to withholding taxes imposed by the taxing authorities of the United States or the Cayman Islands, or other jurisdictions, if applicable.

2.11 The Participant represents, warrants and acknowledges to the Seller that (i) it is a sophisticated purchaser with respect to each Participation and acknowledges that the purchase price with respect to any Participation may vary from any distributions that it may ultimately recover on account of such Participation; (ii) it is not purchasing any Participation on behalf of one or more employee benefit plans with proceeds which, directly or indirectly, constitute plan assets, as defined in the Employee Retirement Income Security Act of 1974, as amended; and (iii) without creating any implication that any Participation is a security, the Participant (a) is an “accredited investor” within the meaning of Section 2(15) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and (b) is not purchasing any Participation, or any part thereof, with a view to the sale or distribution thereof in violation of the Securities Act; provided, however, that the Participant may resell any Participation if such resale is in accordance with the Securities Act and in compliance with the provisions of this Agreement.

2.12 The parties agree to treat for U.S. federal income tax purposes the assets subject to a Participation as owned by the Participant.

Section 3. Standard of Care: Non-Recourse Participation; Enforcement, Amendment, Modification; Information; Termination.

3.1 The Seller or the Collateral Manager on its behalf will exercise the same care in acquiring and in handling each Obligation as the Seller or the Collateral Manager on its behalf exercises with respect to Obligations in which no participations are granted (subject, in the case of the Collateral Manager, to Sections 2(g) and 2(h) of the Asset Acquisition Agreement); provided that it is understood that the sole obligation of the Seller or the Collateral Manager on its behalf with respect to each Participation shall be to distribute promptly to the Participant, as and when received by the Seller or the Collateral Manager on its behalf, the amounts payable to the Participant as provided in Section 2 above. Except as expressly provided herein, neither the Seller nor the Collateral Manager assumes any other duty or responsibility. Neither the Seller nor the Collateral Manager shall, by reason of this Agreement, be a trustee for, or otherwise have a fiduciary relationship with, the Participant. The parties hereto agree that the Seller shall be entitled to appoint with reasonable care any person as its agent in carrying out its duties and obligations under this Agreement.

3.2 The Participations are acquired by the Participant without recourse to the Seller or the Collateral Manager. Subject to Sections 2.9 and 2.10, the Seller makes no representation or warranty in connection with, and shall have no responsibility with respect to, (i)

the validity, enforceability or collectability of the obligations of any Obligor in respect of any Obligation; (ii) any representation or warranty made by an Obligor, or the accuracy, completeness or sufficiency of any information (or the validity or adequacy of disclosure of assumptions underlying any estimates, forecasts or projections contained in such information) provided to the Participant; (iii) the solvency or financial condition or statements of an Obligor; or (iv) any other matter relating to an Obligor or any other person or any of the Obligations.

3.3 Subject to Section 3.5, the Seller shall have the sole authority to enforce the obligations of each Obligor and any other Person obligated in respect of the Obligations; provided that it shall do so only after consultation with, and with the prior written consent of, the Participant (such consent not to be unreasonably withheld or delayed); provided, further, that entry into and performance of the respective obligations of the Seller, the Participant and the Collateral Manager under the Asset Acquisition Agreement shall not constitute a breach of this Section 3.3. Without limiting the foregoing, the Seller shall not take any action with respect to any Obligation or any agreement relating thereto if taking such action would have a material adverse effect on the participation interests of the Participant, including without limitation, but only to the extent any of the following would have such a material adverse effect, (a) agree to any modification of any of the terms of the Obligations in any agreement or instrument evidencing, securing or otherwise relating to the Obligations, (b) waive any of such terms or give or withhold consents or approvals to any action or failure to act by any Obligor or any such other agreement or instrument, (c) exercise or refrain from exercising, or waive, any rights or powers the Seller may have in respect thereof, (d) increase an Obligation, (e) reduce the principal of or rate of interest on or fees with respect to an Obligation, (f) postpone the date fixed in the applicable Credit Agreement for any payment of principal of an Obligation or (g) effect the release of all or substantially all of any collateral or any guaranty, in each case without the prior written consent of the Participant.

3.4 If the Seller requests the consent of the Participant pursuant to Section 3.3 hereof and the Participant does not respond within five Business Days after delivery of such request (or within any time period reasonably specified by the Seller in such request, which period shall not in any event be less than five Business Days (or, if less than five Business Days, the period permitted under the applicable Obligation)), the Participant will be deemed to have granted its consent thereto; provided that, subject to the time period permitted under the applicable Obligation, during such five Business Day period, the Participant may request up to ten additional Business Days to consider the Seller’s consent request, and such request for additional time shall not be deemed to be consent under Section 3.3. If Participant has not responded after the passage of any additional time so requested, the Participant will be deemed to have granted its consent.

3.5 Notwithstanding anything to the contrary herein (a) with respect to each Participation hereunder, nothing in this Agreement will constitute a grant to the Participant of any rights which are not permitted to be granted under the terms of the related Credit Agreement and (b) any provisions which by the terms of the related Credit Agreement are required to be incorporated in the related Participation will be deemed to be incorporated into the terms of the Confirmation relating to such Participation and this Agreement. Subject to the Seller’s obligation to pay the portion of the Repurchase Price attributable thereto pursuant to Section 3.6 and to the applicable provisions of this Agreement and the Asset Acquisition Agreement, with prior written consent of the Participant (such consent not to be unreasonably withheld or delayed), nothing herein shall limit the ability of the Seller to sell any Obligation with respect to which it has issued a Participation under this Agreement.

3.6 On the earlier of (a) Termination Date (except to the extent Section 3.7 applies or unless the parties otherwise agree) and (b) the sale by the Seller of an Obligation, the Seller shall repurchase each related Participation from the Participant at a price (the “Repurchase Price”) which shall equal the greater of (A) zero and (B) the sum of (1) the Purchase Price reflected in the Confirmation for such Participation plus (2) the sum of (i) all related Additional Advances and (ii) all Administration Fees (except for Administration Fees that were included in the Purchase Price for such Obligation and which are reflected in clause (B)(l) above) minus (3) all related principal repayments and sale proceeds (in each case other than gains) previously paid to Participant in respect of such Participation. In the case of any sale of a portion of an Obligation, the Seller shall repurchase the corresponding portion of the related Participation pursuant to the preceding sentence at the applicable portion of the Repurchase Price. Effective upon payment of the Repurchase Price (or portion thereof), all rights of the Participant in the related Obligation (or portion thereof) and all obligations of the Seller to the Participant related thereto, in each case as set forth in this Agreement, shall terminate; provided that, if the Net Carry (as defined in the Asset Acquisition Agreement and subject to the terms thereof) has been reduced to zero, the Participant may on a case-by-case basis cancel a Participation for which the applicable Repurchase Price has not been paid in full, in which case it will retain a receivable from the Seller in an amount equal to such unpaid Repurchase Price. The obligations of the Seller under the preceding sentence shall survive the termination of this Agreement.

3.7 From and after the Termination Date (unless the Closing Date has occurred) and subject to Section 6 of the Asset Acquisition Agreement, (i) subject to the ability of the Seller to obtain all applicable third-party consents as required under the applicable Obligation Documents, the Participant may, at any time, direct the Seller to assign, on the date specified in such direction, all of the Seller’s right, title and interest in, to, and under the Obligations and the Obligation Documents to the Participant or such other party or parties designated to the Seller by the Participant, whereupon the Participant or such other party or parties shall purchase and assume all of such rights and all of the obligations of the Seller relating thereto on such specified date, (ii) the Collateral Manager, in its capacity as such, shall not assert any claims with respect to the Obligations or take any action that would adversely affect the interest of the Participant in the Obligations (it being understood that the foregoing shall not impair or restrict the ability of the Collateral Manager (in its individual capacity or as manager or advisor for any Person other than the Seller) to assert any claim or take any action in respect of obligations issued or borrowed by any Obligor on the Obligations (including obligations which are interests in the same obligations as Obligations hereunder)), (iii) the Seller shall take all actions and execute all documents requested by the Participant to effect the intent of clauses (i) and (ii) above; provided, that the Collateral Manager shall not incur any liability or obligation pursuant thereto, (iv) the Participant shall be deemed the Seller’s irrevocable attorney-in-fact, and in such capacity may negotiate and execute all documents necessary to effect the intent of clauses (i) through (iii) above and (v) no payment shall be made by the Participant or such other party to the Seller in respect of the assignment and purchase described in clause (i) (and the Seller acknowledges that the Participant’s purchase of the Participations and the other provisions of this Agreement constitutes adequate consideration for such assignment and purchase). If at any time Participant exercises its right to assignment of Obligations pursuant to this Section 3.7, it will be treated as having sold such Obligations at fair market value and having cancelled a portion of the related Participations equal to such fair market value. Nothing in this Section or this Agreement shall prevent the Collateral Manager from bidding on any Collateral being liquidated hereunder or under the Asset Acquisition Agreement, and nothing in this Section shall limit the Participant’s rights under Section 5.2.

Section 4. Purchases; Limits

4.1 The Collateral Manager on behalf of the Seller will identify to the Participant from time to time Obligations that the Seller intends to purchase in accordance with the Asset Acquisition Agreement and may request on behalf of the Seller that the Participant and the Seller enter into a Confirmation with respect thereto. The Seller (or the Collateral Manager on behalf of the Seller) may only purchase, and Confirmations may only be entered into with respect to, Obligations that are permitted to be purchased under the Asset Acquisition Agreement.

4.2 The parties hereto agree that any obligations that are not loans (“Non-Loan Obligations”) that are identified by the Collateral Manager to the Participant shall be purchased by the Participant for the account of the Seller for resale on the Closing Date to the Seller. Any Non-Loan Obligations so purchased shall be subject to the Eligibility Criteria and the Portfolio Criteria set forth in the Asset Acquisition Agreement, as applicable, as if such criteria contemplated Non-Loan Obligations. Notwithstanding anything to the contrary set forth herein, no Non-Loan Obligations shall be subject to a Participation in accordance with the terms hereof.

Section 5. Miscellaneous

5.1 Except as otherwise provided herein, all communications hereunder by a party shall be given in writing (including by electronic mail) or by facsimile transmission to each other party at its address specified beneath its signature hereto or at such other address as it shall have notified in writing to the other parties, and shall be effective when received. The Seller and the Collateral Manager on its behalf may rely upon, and will incur no liability in taking or omitting to take action upon, any notice, instruction, consent or other communication in writing from the Participant that the Seller or the Collateral Manager on its behalf believes to be genuine and correct or to have been signed, sent or made by a proper Person or Persons, and the Seller or the Collateral Manager on its behalf will have no obligation to verify or inquire into any matters pertaining thereto.

5.2 (a) This Agreement may not be assigned by one party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that the Participant shall not be relieved of its obligations hereunder.

(b) Notwithstanding paragraph (a) above, at any time prior to the Closing Date the Participant may, subject to the terms of the related Credit Agreement, subparticipate, assign or otherwise transfer its rights and obligations with respect to any Participation, in whole or in part, by providing written notice thereof to the Seller.

5.3 The Participant shall prepare and deliver such Withholding Forms as the Seller may request or as are required of it by Credit Agreements, the taxing authorities of the United States or the Cayman Islands or any other applicable jurisdiction, from time to time, to establish that no payment or distribution shall be subject to withholding taxes imposed by the taxing authorities of the United States or the Cayman Islands or such other applicable jurisdiction.

5.4 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

5.5 Each party hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in New York County over any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address specified on the signature page hereof. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each party further waives any objection to venue in any court referred to in the first sentence of this Section 5.5 and any objection to an action or proceeding in such court on the basis of forum non conveniens. Nothing in this Section 5.5 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of any other jurisdiction. To the extent that either party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement to the extent permitted by law.

5.6 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7 The Participant agrees to maintain the confidentiality of any Obligation Documents or any non-public information relating to an Obligor which it may obtain from the Seller or the Collateral Manager on behalf of the Seller in connection herewith in accordance with and to the extent required by either (i) the provisions of the applicable Credit Agreement or (ii) the confidentiality agreement in the form of an exhibit to such Credit Agreement attached to the applicable Confirmation, which confidentiality agreement the Participant will be deemed to have executed as of the date the Participant receives such confidential information from the Seller or the Collateral Manager on behalf of the Seller.

5.8 The Collateral Manager is hereby appointed by the Seller as its agent and attorney-in-fact to (a) execute on behalf of the Seller all (i) confirmations, documents of transfer and other documents in connection with the acquisition by the Seller of the Obligations, and (ii) Confirmations, schedules and all other documents contemplated herein; and (b) take all necessary action to carry out the obligations of the Seller pursuant to this Agreement. The Collateral Manager hereby accepts such appointment. The Collateral Manager shall not be liable to the Seller or the Participant for the acts or omissions of any other person or for anything done or omitted by the Collateral Manager under the terms of this Agreement if the Collateral Manager shall have acted in accordance with this Agreement and except by reason of acts or omissions constituting bad faith, willful misconduct or gross negligence in the performance of, or reckless disregard with respect to, the duties of the Collateral Manager hereunder. Notwithstanding the foregoing, nothing herein shall in any way constitute a waiver or limitation of any rights which may not be waived pursuant to applicable law. This power of attorney, being coupled with an interest, is irrevocable until this Agreement has been terminated and the obligations of the parties hereunder have been fully satisfied.

5.9 Nothing contained in this Agreement shall establish any fiduciary, partnership, joint venture or similar relationship between or among the parties hereto. The Participant and the Seller agree and understand that, in carrying out its duties under this Agreement, neither the Seller nor the Collateral Manager shall be acting as a trustee for the Participant.

5.10 The representations and warranties contained herein shall survive the execution of this Agreement. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Participant and the Seller and their respective successors and permitted assigns.

5.11 The rights, powers and remedies of each party hereunder are cumulative and in addition to all rights, powers and remedies provided at law, in equity or otherwise. Neither any delay nor any omission by either party to exercise any right, power or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right, power or remedy. Transmission by telecopier or electronic mail of an executed counterpart of this Agreement or any Confirmation shall be deemed to constitute due and sufficient delivery of such counterpart or Confirmation.

5.12 This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument. Any amendments of this Agreement shall be in writing and signed by each party hereto.

Section 6. Limited Recourse; Certain Limitations

6.1 Notwithstanding any other provision of this Agreement, each party hereby acknowledges and agrees that the other party’s obligations hereunder will be solely the corporate obligations of such party, and that no party will have any recourse to any of the directors, officers, employees, shareholders, partners, members or affiliates of any other party with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with this Agreement. Notwithstanding any other provision of this Agreement, each party hereby acknowledges that the obligations of the Seller hereunder are limited recourse obligations payable solely from the Collateral and following exhaustion of the Collateral, all obligations of and all claims against the Seller hereunder or arising in connection herewith shall be extinguished. Nothing in this Section 6.1 shall impair the right of the Participant to be reimbursed for losses on the Portfolio, the Participant’s Funding Cost (as defined in the Asset Acquisition Agreement) and related expenses as set forth in, and to the extent of, Section 8 of the Asset Acquisition Agreement.

6.2 Each of the Participant and the Collateral Manager hereby agrees that it shall not institute against, or join any other Person in instituting against, the Seller any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar, analogous or equivalent laws in the Cayman Islands or elsewhere to enforce its rights under this Agreement until the expiration of the period which is one year and one day (or the then applicable preference period plus one day) after the later of (i) the Termination Date and (ii) the payment in full of all outstanding CLO Securities to be issued by the Seller.

6.3 Notwithstanding any other provision of this Agreement, the Participant and the Seller hereby agree that the provisions of Sections 2.7, 3.6, 3.7, 5.3, 5.4, 5.5, 5.6, 5.7, 6.1, 6.2, 7.3, 7.4, 7.5, 7.7 and 7.8 shall survive the termination of this Agreement.

Section 7. Collateral

7.1 As collateral security for the prompt payment in full and performance when due (whether at stated maturity, by acceleration, by liquidation or otherwise) of the Seller’s obligations to Participant hereunder, under the Asset Acquisition Agreement and in respect of each Participation (the “Secured Obligations”), the Seller hereby pledges to Participant and grants to Participant a first priority continuing security interest in, lien on and right of set-off against all of the Seller’s right, title and interest in, to and under (i) each Obligation, each Obligation Document and Credit Agreement with respect thereto and all related underlying instruments and (ii) the Seller Cash Account (and all funds on deposit therein), and all proceeds of (i) and (ii) above, and in each case of (i) and (ii) above, whether now owned or hereafter acquired and whether now existing or hereafter coming into existence (collectively, the “Collateral”). Each item of Collateral shall be Delivered to the Participant by or on behalf of the Issuer in accordance with the definition of “Delivery.”

7.2 The Seller or the Collateral Manager or Custodian on its behalf shall instruct all account debtors and other Persons obligated in respect of all Collateral subject to Participations (including by instructing such account debtor or other obligor to direct any relevant administrative or paying agent or trustee) to remit all payments to the Seller Cash Account for distribution in accordance with this Agreement and the Asset Acquisition Agreement. In the event that any Obligor or other Person obligated in respect of any Collateral (or any such administrative or paying agent or trustee) makes a payment that is the subject of a Participation to the Seller instead of making such payment directly to the Seller Cash Account or if the Seller otherwise receives any monies or other proceeds due in respect of any such Collateral, the Seller or the Collateral Manager or Custodian on its behalf shall remit such payment, monies or other proceeds, as the case may be, directly to the Seller Cash Account no later than the close of business in New York City on the next Business Day following the Seller

(or the Collateral Manager or the Custodian on its behalf) becoming aware of receipt of such monies or other proceeds. Until so deposited, all such proceeds shall be held in trust by the Seller for the benefit of the Participant and shall not be commingled with any other funds or property of the Seller. Seller agrees that Participant may file or cause to be filed one or more financing statements (any or all of which financing statement may describe as collateral “All assets in which the Debtor now or hereafter has rights”) or other relevant filings with respect to the Collateral or take such other action as Participant determines necessary or appropriate to perfect its security interest in the Collateral.

7.3 At any time that an Event of Default shall have occurred and is continuing, Participant will have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Participant was the sole and absolute owner thereof (and the Seller agrees to take all such actions as may be appropriate to give effect to such rights). The Participant may set off any amounts payable by the Seller with respect to any Secured Obligations owing to it against the Collateral pledged to the Participant in the form of cash (and any obligation of the Participant to make a payment to the Seller, whether hereunder or under any other agreement).

7.4 Subject to the Collateral Manager’s rights in respect of the Liquidation Procedures, at any time that an Event of Default shall have occurred and is continuing, Participant may:

(i) transfer all or any part of the Collateral into the name of the Participant or its nominee,

(ii) notify the parties obligated on any of the Collateral to make payment to the Participant of any amount due or to become due thereunder,

(iii) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

(iv) endorse any checks, drafts, or other writings in the Seller’s name to allow collection of the Collateral,

(v) take control of any proceeds of the Collateral,

(vi) execute (in the name, place and stead of the Seller) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral, and

(vii) perform such other acts as may be reasonably required to protect the Participant’s interest or rights hereunder.

7.5 Participant shall not incur any liability hereunder as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to this Agreement conducted in a commercially reasonable manner. The Seller hereby waives any claims against any Person arising by reason of the fact that the price at which the Collateral may have been sold at such private sale conducted in a commercially reasonable manner was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if such Person accepts the first offer received and does not offer the Collateral to more than one offeree.

7.6 Without at least 30 days’ prior written notice to Participant, the Seller will not (i) maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business at any place other than at the address indicated beneath its signature hereto or (ii) change its corporate name, or the name under which it does business, from the name shown on the signature pages hereto.

7.7 Subject to the terms of the Engagement Letter and the Asset Acquisition Agreement, the proceeds of any collection, sale or other realization of all or any part of the Collateral in connection with the exercise of remedies following an Event of Default (including any amounts on deposit in, or otherwise standing to the credit of, the Seller Cash Account) will be applied as follows:

(i) to the payment of the costs and expenses of such collection, sale or other realization, including out-of-pocket costs and expenses of Participant and the reasonable fees and expenses of agents and counsel to Participant, and all expenses incurred and advances made by any of such Persons in connection therewith;

(ii) to the payment in full of the Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing; and

(iii) to the payment to or on the order of the Participant, or its successors and assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

7.8 Participant is hereby appointed the attorney-in-fact of the Seller for the purpose of taking any action and executing any instruments that Participant may deem necessary or advisable to accomplish the purposes of this Agreement after the occurrence and during the continuation of an Event of Default (including with respect to the exercise of any remedies hereunder against the Seller), which appointment as attorney-in-fact is irrevocable and coupled with an interest. Participant shall not be liable for any action taken by Participant in good faith pursuant to the preceding sentence.

7.9 The Seller represents and warrants that (i) it has the power and authority and has obtained all of the necessary consents and approvals to grant a first priority security interest to Participant in the Collateral and (ii) upon the Delivery of such Collateral to Participant, Participant will have a valid and perfected first priority security interest in the Collateral.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

NEWSTAR ARCTURUS CLO I LTD.

By:	/s/ Steven O’Connor
Name:	Steven O’Connor
Title:	Director

Notice Address:

c/o Maples Finance Limited
PO Box l093GT,
Queensgate House,
South Church Street,
George Town, Grand Cayman,
Cayman Islands
Attention: The Directors
Fax Number: (345) 945-7100

CITIGROUP FINANCIAL PRODUCTS INC.

By:	/s/ John Clements
Name:	John Clements
Title:	Managing Director

Notice Address:

390 Greenwich Street, Fourth Floor
New York, New York 10013
Attention: Art Valdes/Mary Ann Dimaggio
Telephone: 212-723-6493/212-723-1668
Fax Number: 212-723-8649/212-723-8671
E-mail address: arthur.c.valdes@citigroup.com/ mary.ann.dimaggio@citigroup.com

MPA Signature Page

NEWSTAR ASSET MANAGEMENT LLC

By:	/s/ John J. Frishkopf
Name:	John J. Frishkopf
Title:	V.P. - Secretary

Notice Address: 500 Boylston St., Suite 1600 Boston, MA 02116 Attention: David K. Roberts Telephone: 617-848-2515 Fax Number: 617-848-4399

MPA Signature Page

ANNEX I

LSTA PAR/NEAR PAR TRADE CONFIRMATION

To:	NewStar Arcturus CLO I Ltd.
c/o NewStar Asset Management LLC
Phone No.: [ ]
Fax No. [ ]

From:	Citigroup Financial Products Inc.
[ ]
Phone No.: [ ]
Fax No.: [ ]

We are pleased to confirm the following transaction, subject to the Standard Terms and Conditions for Par/Near Par Trade Confirmations as most recently published by the Loan Syndications and Trading Association, Inc. (“LSTA”). This Confirmation constitutes a “Confirmation” as referred to in the Master Participation Agreement dated as of May 4, 2007 (the “Agreement”) among us and NewStar Asset Management LLC, as collateral manager, and sets forth the terms and conditions of Participations between us. This Participation is subject to the terms of the Agreement, except as expressly modified below (which modifications, if any, shall apply only to this particular Confirmation and Participation). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The parties hereto agree to submit any dispute as to the reasonableness of a buy- in or sell-out price to binding arbitration in accordance with the LSTA “Rules Governing Arbitration Between Loan Traders With Regard to Failed Trades” in the existence on the Trade Date.

Trade Date:	______________, _______

Seller:	NewStar Arcturus CLO I Ltd.

Buyer:	Citigroup Financial Products Inc.

Credit Agreement:	(the “Credit Agreement”)

Purchase Amount:	$

Type of Debt or Loans:	$ consisting of: [ ]

Form of Purchase:	Participation

Participation Rate:	(i) With respect to each Obligation, the rate of interest applicable to such Obligation under the Credit Agreement, and (ii) with respect to each fee, the rate applicable under the Credit Agreement.

Settlement Date:	or such other date as indicated immediately below:

Initials/Date                                         , for Citigroup Financial Products Inc.

Initials/Date                                         , for NewStar Arcturus CLO I Ltd.

Pricing

Purchase Rate:	%

Upfront Fee (if any):	n/a

Amount Payable to Seller	$

Accrued Interest:	Settled Without Accrued Interest

Credit Documentation to be provided:	[yes] [no]

Other Terms of Trade:

Condition to Closing:	All notices, consents or permissions required under the Credit Agreement to effectuate the sale of the Participation and the re-registration of record ownership of the Obligation in the name of the Seller will have been obtained on or prior to the Settlement Date.

Conversion by Buyer of Participation to Assignment:	[no] [yes]

Representation and Warranty by Participant:	Participant is entitled to receive any payments and distributions to be made to it in connection with this Participation without the withholding of any tax.

Other:	______________________

If you agree with the terms and conditions described herein, please provide the signature of a duly authorized officer or other signatory where indicated below and return this letter to the attention of [            ] no later than 5:00 p.m. (New York City time),                     , at the following fax numbers(s): [            ].

If you have any questions, please contact [            ] at [            ].

CITIGROUP FINANCIAL PRODUCTS INC. as Buyer

By:
Name:
Title:

ACCEPTED AND AGREED:

NEWSTAR ARCTURUS CLO I LTD., as Seller

By: NewStar Asset Management LLC, as Collateral Manager and attorney-in-fact

By:
Name:
Title: